Exhibit 99.5

ALPHA HEALTHCARE acquisition corp. iiI

Compensation Committee Charter

I.	General Statement of Purpose

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Alpha Healthcare Acquisition Corp. III, (the “Company”), on behalf of the Board of Directors (the “Board”), discharges the Board’s responsibilities relating to compensation of the Company’s directors and executive officers, oversees the Company’s overall compensation structure, policies and programs, reviews the Company’s processes and procedures for the consideration and determination of director and executive compensation, and is responsible for producing a report for inclusion in the Company’s proxy statement relating to its annual meeting of stockholders or annual report on Form 10-K, in accordance with applicable rules and regulations. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that ensure the attraction and retention of key management personnel, the motivation of management to achieve the Company’s corporate goals and strategies, and the alignment of the interests of management with the long-term interests of the Company’s stockholders.

II.	Compensation Committee Composition

The number of individuals serving on the Compensation Committee shall be fixed by the Board from time to time but shall consist of no fewer than two members, each of whom shall satisfy the independence standards established pursuant to Rule 5605(a)(2) of the Nasdaq Stock Market Rules, subject to any applicable exceptions contained in the Nasdaq Stock Market Rules. In determining the members of the Compensation Committee, the Board will consider whether the members qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Compensation Committee shall be appointed annually by the Board and may be replaced or removed by the Board at any time, with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from the Compensation Committee. Vacancies occurring, for whatever reason, may be filled only by the Board. The Board shall designate one member of the Compensation Committee to serve as Chair of the Compensation Committee.

III.	Meetings

The Compensation Committee shall meet as often as it determines is appropriate to carry out its responsibilities, which meetings may be in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. A majority of the members of the Compensation Committee shall constitute a quorum for purposes of holding a meeting and the Compensation Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Compensation Committee may act by unanimous written consent in accordance with the Company’s bylaws. The Chair of the Compensation Committee, in consultation with the other members and management, may set meeting agendas consistent with this Charter.

IV.	Compensation Committee Activities

The Compensation Committee’s purpose and responsibilities shall be to:

A.	Review of Charter

●	Review and reassess the adequacy of this Charter annually and submit any proposed changes to the Board for approval.

B.	Processes and Procedures for Considering and Determining Director and Executive Compensation

●	Review and reassess periodically (and where appropriate, make such recommendations to the Board as the Compensation Committee deems advisable with regard to) the Company’s processes and procedures for the consideration and determination of director and executive compensation, and review and discuss with management any description of such processes and procedures to be included in the Company’s proxy statement.

C.	Compensation Committee Report

●	Review and discuss with management any Compensation Discussion and Analysis to be included in the Company’s proxy statement or annual report on Form 10-K (“CD&A”).

●	Based on the Compensation Committee’s review of the CD&A and discussions with management, make a recommendation to the Board that the CD&A, if and when required, be included in the Company’s proxy statement or annual report on Form 10-K.

●	Prepare the Compensation Committee Report to be included in the Company’s proxy statement or annual report on Form 10-K in accordance with the applicable rules and regulations of the Securities and Exchange Commission, the Nasdaq Stock Market Rules, and any other rules and regulations applicable to the Company.

D.	Performance Evaluation of the Compensation Committee

●	Perform periodic performance evaluations of the Compensation Committee and report to the Board on the results of such evaluation.

E.	Equity-Based Plans

●	(i) For the Company’s Chief Executive Officer (“CEO”) and Executive Officers (as defined below), review and make such recommendations to the Board as the Compensation Committee deems advisable with regard to awards under equity-based plans consistent with the terms of such plans and (ii) for all other service providers to the Company, review and approve grants and awards under equity-based plans consistent with the terms of such plans.

●	Review and make such recommendations to the Board as the Compensation Committee deems advisable with regard to policies and procedures for the grant of equity-based awards by the Company.

●	Review and make such recommendations to the Board as the Compensation Committee deems advisable with regard to the size of equity-based plans.

F.	Matters Related to Compensation of the Company’s Chief Executive Officer

●	Annually, review and recommend to the Board for determination the corporate goals and objectives that may be relevant to the compensation of the CEO.

●	Evaluate the CEO’s performance in light of the goals and objectives that were set for the CEO and recommend to the Board for determination the CEO’s equity and non-equity compensation (including cash-based incentive compensation) based on such evaluation. In connection with recommending the long-term incentive component of the CEO’s compensation, the Compensation Committee should consider the Company’s performance, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

●	The CEO may not be present during voting or deliberations concerning his or her compensation.

G.	Matters Related to Compensation of the Executive Officers Other Than the Chief Executive Officer

●	Recommend to the Board for determination the equity and non-equity compensation (including cash-based incentive compensation) for all Executive Officers of the Company other than the CEO. For purposes hereof, the term “Executive Officer” shall mean any “executive officer” as defined in Rule 3b-7 under the Exchange Act.

●	Review and make such recommendations to the Board as the Compensation Committee deems advisable with regard to the equity compensation of Executive Officers.

H.	Matters Related to Compensation of the Company’s Directors

●	Review and make such recommendations to the Board as the Compensation Committee deems advisable with regard to the compensation of the directors of the Company, including with respect to any equity-based plans.

V.	Additional Compensation Committee Authority

The Compensation Committee is authorized, on behalf of the Board, to do any of the following, as the Compensation Committee deems necessary or appropriate in its discretion:

A.	Matters Related to Compensation of Members of Senior Management

●	Provide oversight of management’s decisions regarding the compensation of all members of senior management of the Company (other than the CEO and other Executive Officers described above), including with respect to any incentive-compensation plans.

B.	Matters Related to Compensation Consulting Firms or Other Outside Advisors

●	Retain or obtain the advice of compensation consultants, legal counsel and/or other advisers; provided that:

●	The Compensation Committee is authorized to, and must, have direct responsibility for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee and the Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any such compensation consultant, legal counsel or other adviser; and

●	Before any compensation consultant, legal counsel or other adviser (other than (1) in-house legal counsel or (2) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: (i) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees or (ii) providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the compensation consultant, legal counsel or other adviser and about which the compensation consultant, legal counsel or other adviser does not provide advice) is selected by, or provides advice to, the Compensation Committee, the Compensation Committee shall take into consideration the following factors:

●	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

●	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

●	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

●	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;

●	Any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

●	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

●	Prohibit the Company from engaging a compensation consultant engaged by the Compensation Committee, or an affiliate of any such compensation consultant, to provide any other services to the Company without the approval of the Compensation Committee.

VI.	General

●	The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

●	The Compensation Committee shall make regular reports to the Board concerning areas of the Compensation Committee’s responsibility.

●	In carrying out its responsibilities, the Compensation Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Compensation Committee may consult. The Compensation Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Compensation Committee or meet with any members of or advisors to the Compensation Committee.

●	The Compensation Committee may perform such other functions as may be requested by the Board from time to time.

Adopted                  .

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